Ex. 10.1

SEVERANCE AGREEMENT

This Severance Agreement (Agreement) is entered into as of June 5, 2006, by and between Sanjeev Kumar ("Employee") and Energy Conversion Devices, Inc., a Delaware corporation (the "Corporation").

Section 1 – Employment

The Employee's employment with the Corporation began on June 5, 2006.

Section 2 – Right to Terminate; Automatic Termination of Employment

(a)         Termination Without Cause. Subject to Section 3 of this Agreement, the Corporation may terminate Employee’s employment at any time and for any reason.

(b)         Termination For Cause. The Corporation may terminate Employee’s employment at any time for “Cause” (as defined below) by giving ten (10) business days notice to Employee stating the basis for such termination. Employee shall have the opportunity to respond or cure the reasons stated in the Corporation notice during the ten (10) business day notice period. “Cause” shall mean any of the following:

(i)    Employee has materially breached this Agreement or any other agreement to which Employee and the Corporation or its subsidiaries are parties or has materially breached any other obligation or duty owed to the Corporation or its subsidiaries;

(ii)    Employee has committed gross negligence, gross misconduct or conviction of a violation of law in the performance of Employee’s duties for the Corporation or its subsidiaries (Violation of the law shall not include traffic violations or misdemeanors);

(iii)    Employee has materially failed to follow reasonable, ethical and lawful instructions from the Board, officer, body or other entity or individual to whom Employee reports concerning the operations or business of the Corporation or its subsidiaries;

(iv)    Employee has been convicted of a felony the circumstances of which substantially relate to Employee’s employment duties with the Corporation or its subsidiaries;

(v)    Employee has misappropriated funds or property of the Corporation or its subsidiaries;

(vi)    Employee has attempted to obtain a personal profit from any transaction in which the Corporation or its subsidiaries has an interest, and which constitutes a corporate opportunity of the Corporation or its subsidiaries, or which is adverse to the interests of the Corporation or its subsidiaries, unless the transaction was approved in writing by the Corporation’s Board after full disclosure of all details relating to such transaction.

(c)         Termination by Death or Disability. Employee’s employment and the Corporation’s obligations under this Agreement shall terminate automatically, effective immediately and without any notice being necessary, upon Employee’s death or upon expiration of three (3) months after a determination of Disability of Employee. For purposes of this Agreement, “Disability” means the inability of Employee, due to a physical or mental impairment, to perform the essential functions of Employee’s job with the Corporation for a period of three (3) months, despite all reasonable accommodations having been made by the Corporation. A determination of Disability shall be made by an independent physician selected by the Corporation and the Employee who specializes in the area associated with Employee’s disability. Employee shall cooperate with any efforts to make such determination by the independent designated physician. Should the physician for the Employee disagree with the determination, the Corporation and Employee will select a third independent physician pursuant to the regulations pertaining to the Family and Medical Leave Act. Any such determination by the third physician shall be conclusive and binding on the Corporation and Employee. Any determination of Disability under this Section 2(c) is not intended to a lter any benefits any party may be entitled to receive under any short-term or long-term disability insurance policy carried by either the Corporation or Employee with respect to Employee, which benefits shall be governed solely by the terms of any such insurance policy.

(d)         Termination by Resignation. Employee’s employment and the Corporation’s obligations under this Agreement shall terminate automatically, effective upon ten (10) business day written notice to the Corporation of Employee’s resignation from employment with the Corporation without “Good Reason” or at such other time as may be mutually agreed between the Corporation and Employee following the provision of such notice.

(e)         Termination for Good Reason. Employee may terminate Employee’s employment upon ten (10) business days advance written notice for “Good Reason” (as defined below) by giving notice to the Corporation stating the basis for such Good Reason termination. The Corporation will have the opportunity to cure the items set forth in the Good Reason notice within the ten (10) business day cure period. “Good Reason” shall mean:

(i)    any material breach of this Agreement by the Corporation; or

(ii)    other than for “Cause”, any material reduction in the nature or scope of Employee’s title, authority, powers, functions, duties, reporting requirements, responsibilities, base salary, method of computing the Employee’s bonus or benefits (except for any change in benefits that generally apply to all executives) or

(iii)    a transfer of Employee’s place of employment of more than 30 miles.

Notwithstanding the foregoing to the contrary, Good Reason shall not exist unless Employee first provides the Board with notice of the facts alleged to constitute Good Reason and the provision of this Section 2 (e) which Employee alleges applies, and until such breach, reduction or requirement remains uncured for ten (10) business days following the Board’s receipt of such written notice from Employee.

Section 3 – Rights Upon Termination

(a)         Termination Without Cause and Termination for Good Reason. If Employee’s employment is terminated Without Cause or for Good Reason, Employee shall, after executing the Release of Claims described in Section 4 (m), receive (i) any unpaid Base Salary and accrued but unused vacation pay with respect to the period prior to the effective date of termination; (ii) severance payments equal to the Employee’s annual base salary (at the highest rate in effect during the term of this Agreement) payable in equal installments for one year according to the Corporation’s regular pay schedule for salaried employees; (iii) continued participation in the Corporation’s annual and long-term incentive plans (upon the terms in effect immediately prior to such termination) for (A) the full fiscal year in which the termination occurs, payable within 30 days after the end of such fiscal year, and (B) on a pro-rated basis for the period from the beginning of the next fiscal year to the first anniversary of the termination, payable within 30 days after such anniversary; (iv) continued participation in the benefit plans, programs and arrangements (including medical and dental plans) for one year following the termination date; provided, however, that participation in such benefit plans, programs and arrangements shall cease prior to the expiration of such one-year period to the extent the Employee has been offered or actually participates in comparable benefit plans, programs or arrangements with another employer during such period and Employee shall report any such offer or participation to the Corporation; (v) pay ment of the cost of COBRA coverage for Employee and his eligible dependents until the earlier of twelve (12) months following the termination of his employment with the Corporation or the time at which Employee becomes eligible for other health and dental insurance coverage; and (vi) reimbursement of expenses incurred by Employee prior to termination. The right to receive severance is not subject to offset for other earnings for Employee and there shall be no duty to mitigate damages. The Corporation shall also cause the Employee to receive all vested and accrued benefits earned by Employee under all employee benefit plans and programs sponsored by the Corporation in which Employee participates. The Employee will not be required to return any signing or similar bonus or compensation upon any Termination Without Cause or Termination for Good Reason or his Death or Disability, notwithstanding any other agreement to the contrary.

(b)         Termination for Cause, Termination by Death or Disability and Termination by Resignation. If Employee’s employment is terminated for Cause or for Death, or if Employee resigns without good reason, Employee or Employee’s estate shall have no further rights against the Corporation hereunder, except for the right to receive (i) any unpaid Base Salary and accrued but unused vacation pay with respect to the period prior to the effective date of termination and (ii) reimbursement of expenses incurred by Employee.

Section 4 – Miscellaneous Provisions

(a)         Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Corporation (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(b)         Whole Agreement. No agreements, representations or understandings (whether oral or written and whether express or implied) that are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof.

(c)         Presumption. The Corporation shall make or cause to be made the payments described in this Agreement upon receiving written notice from the Employee describing such payment, referring to the provision of this Agreement under which such payment is claimed and certifying that all conditions for such payment, as set forth in this Agreement, have been satisfied. The information so furnished to the Corporation by the Employee shall be presumed to be correct, subject to rebuttal by the Corporation after payment. After making the payment claimed by the Employee, the Corporation may seek a refund of such payment in accordance with Subsection (h) below. This Subsection (c) shall not be used to cause a payment to be made at a time earlier than provided in this Agreement.

(d)         Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to the Employee at the home address that the Employee most recently communicated to the Corporation in writing. In the case of the Corporation, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(e)         No Setoff. There shall be no right of setoff or counterclaim, with respect to any claim, debt or obligation, against payments to the Employee under this Agreement.

(f)          Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the state of Michigan, irrespective of Michigan's choice-of-law principles.

(g)         Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(h)         Arbitration. All disputes arising out of or relating to the employment relationship shall be resolved only by final and binding arbitration using the following procedure:

(i) The Corporation and Employee shall first attempt to select an arbitrator by the mutual agreement. If the arbitrator is not selected by mutual agreement of the Corporation and Employee within thirty (30) days, then the arbitrator will be selected from a panel of experienced employment arbitrators supplied by the American Arbitration Association (AAA), utilizing the AAA National Rules for the Resolution of Employment Disputes. Once either party provides notice to the other of the intent to arbitrate, it shall be the joint obligation of the Corporation and Employee to file for arbitration with AAA with the Corporation to pay the filing and administrative fees and related expenses established by AAA except as set forth in subparagraph (iv) below.

(ii) The arbitrator will decide the time and place of the hearing in Oakland County or such other location as may be mutually agreed to by the Corporation and Employee.

(iii) The Arbitrator shall have power to award all relief as allowed by law or contract, including the award of costs and attorney fees to the prevailing party.

(iv) Should the arbitrator determine that Employee was terminated for “Cause”, Employee shall be responsible for the entire filing fees, administrative costs and reasonable Corporation attorney fees. Should the arbitrator determine that the Employee was not terminated for Cause, the Corporation shall be responsible for the entire filing fees, administrative costs and reasonable Employee attorney fees.

(v) The award of the Arbitrator may be entered in the Circuit Court for the County of Oakland, Michigan.

The arbitration procedures described in this section shall be the exclusive dispute resolution mechanism for resolution of disputes relating to the employment relationship. The Corporation and Employee waive all rights to trial, including trial by jury, with respect to disputes arising out of or relating to this Agreement.

(i)           No Assignment of Benefits. The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor's process, and any action in violation of this Subsection (i) shall be void.

(j)           Employment at Will; Limitation of Remedies. The Corporation and the Employee acknowledge that the Employee's employment is at will, as defined under applicable law. If the Employee's employment terminates for any reason, the Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement.

(k)         Employment Taxes. All payments made pursuant to this Agreement shall be subject to withholding of applicable taxes.

(l)           Benefit Coverage Nonadditive. In the event that the Employee is entitled to life insurance and health plan coverage under more than one provision hereunder, only one provision shall apply, and neither the periods of coverage nor the amounts of benefits shall be additive.

(m)        Release of Claims. As a condition to the receipt of the payments and benefits described in this Agreement, the Employee shall be required to execute a release of all claims arising out of the Employee’s employment or the termination thereof, including but not limited to any claims of discrimination under state or federal law, as reasonably acceptable to the Employee. Such release shall be promptly presented to the Employee following any Termination Without Cause or Termination for Good Reason.

IN WITNESS WHEREOF, each of the Corporation and Employee has executed this Agreement, in the case of the Corporation by its duly authorized officer, as of the day and year first above written.

EMPLOYEE

/S/ Sanjeev Kumar
Sanjeev Kumar

CORPORATION

/S/ Robert C. Stempel
By: Robert C. Stempel Its: Chairman and Chief Executive Officer